RESIGNATION

                  The undersigned, being the sole shareholder, director and
            officer of Madison Avenue Holdings Inc. (the "Company"), hereby agrees to resign from any and all offices with the Company, including, but not limited to, his offices as Director, Chief Executive Officer, President, Chief Financial Officer, and Secretary of the Company, which resignation shall be effective upon the filing and dissemination of Schedule 14F-1 in connection with the transaction contemplated under the attached Stock Purchase Agreement.


     Dated: July __, 2005



     --------------------------
     Cesar Villavicencio
     As Director, Chief Executive Officer, President, Chief Financial Officer, and Secretary



















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